Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-123490, 333-136142, 333-138639, and 333-144720) on Form S-3 and in Registration Statements (Nos. 333-96923, 333-106975, 333-118705, 333-126415, and 333-137258) on Form S-8 of Quantum Fuel Systems Technologies Worldwide, Inc. of our report dated July 28, 2006, except for the effects of the reclassification of discontinued operations as discussed in Note 3 as to which the date is July 2, 2008, relating to our audits of the consolidated financial statements and the financial statement schedule for the year ended April 30, 2006, which appears in this Annual Report on Form 10-K of Quantum Fuel Systems Technologies Worldwide, Inc. for the year ended April 30, 2008.

/s/ MCGLADREY AND PULLEN, LLP

Irvine, California

July 2, 2008